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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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                             BKF CAPITAL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

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BFK
CAPITAL GROUP, INC.

                               IMPORTANT REMINDER

If you've not already voted, we encourage you to act promptly in order to ensure your shares are represented at the meeting. Your board, as well as the opposition, both support approval of Proposal #2, to eliminate classified the board of directors, and Proposal #3, to eliminate the supermajority vote requirement for fundamental transactions. Since these Proposals each require an affirmative vote of 80% of the outstanding shares, failure to vote is equivalent to a vote against. TIME IS SHORT, VOTE YOUR WHITE PROXY CARD TODAY.

June 16, 2005

Dear Fellow Stockholder,

     The Board of Directors of BKF recently took dramatic action to take off the table for the annual meeting all issues except the central one: which slate of candidates will produce the best board to foster the growth and success of the company. The Board (1) rescinded the poison pill, (2) modified its proposal to de-stagger the board so that all directors will be up for election in 2006 and so that directors may be removed by majority vote, and (3) amended the by-laws so that holders of 25% of the shares will have the right to call a special meeting of stockholders (to remove directors or for any other purpose). Furthermore, the Company disclosed that it had retained two investment banks to explore transactions to realize shareholder value. Why were these steps taken? TO MAKE IT PERFECTLY CLEAR TO STOCKHOLDERS THAT THIS ELECTION IS NOT ABOUT SELLING THE COMPANY OR ANTI-TAKEOVER DEVICES, BUT ABOUT HOW TO BUILD UP A PUBLIC COMPANY. Since the opposition slate has not offered any sort of credible business plan, stockholders should be asking them: "What's going on?"

     In our view, the letter recently filed by Carlo Cannell accurately reflects the intentions of the dissident stockholders. Through a noisy, mean-spirited public campaign, they were seeking to force the Company to take itself private or to force a sale to a third party. In fact, both these avenues have been seriously examined and pursued, but to date, neither of these options has proven to be viable. As a third option, the Cannell letter asks stockholders to put their faith in an undisclosed "dream team." It would have been nice if Mr. Cannell shared with other shareholders just who these "dream team" members might be and just what it is they are planning to do.

     On June 9, 2005, Steel Partners, after our series of requests that they disclose their business plan, has made a proposal that reflects their stubborn refusal to understand the business they are seeking to control. THEY HAVE DEMANDED THAT BY THE CONCLUSION OF THIS YEAR, WE ACHIEVE PROFIT MARGINS COMPARABLE TO THOSE ACHIEVED BY A NUMBER OF MUCH LARGER COMPETITORS WITH VERY DIFFERENT BUSINESSES. Steel Partners, which does hire sophisticated financial analysts, makes arguments to stockholders that ignore basic issues such as scale, business mix, distribution models, the amortization of intangible expenses and a series of other issues that are essential to understanding the financial results of our business.

     Unlike some of the competitors cited by Steel Partners, we do not operate closed-end funds that have locked-up capital or large mutual fund complexes that can absorb their administrative costs. In addition, such publicly traded investment vehicles are often less reliant on and identified with particular portfolio managers. In contrast, we derive our revenues from fundamentally based long-only and alternative investment strategies in which clients are particularly focused on the identity of the portfolio manager and other investment team members. With respect to the alternative investment strategies in particular, we believe that they are valuable assets that are housed at our firm because of the research, distribution and operational platform we can provide, but they do tend to run at lower margins.

     As we have often explained, we are trying to build up our firm so it can be more comparable in size to our competitors and so that we can earn greater profits. To that end, we have seeded a number of long-only and
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alternative investment strategies, but as they develop their track records,  the associated compensation costs have impacted our margins. Over the past three years, we have started from scratch two long/short equity strategies that in the aggregate currently have approximately $900 million in assets under management, and in the past 18 months we have launched three more long/short equity strategies that are being incubated, and a small cap value product. If a reasonable percentage of such new products succeed, the investments should produce important returns to stockholders.

     So while we are comprised of experienced professionals, we are also a young public company that is seeking to develop a diversified series of investment strategies that have the capacity to grow. AT THIS STAGE OF OUR DEVELOPMENT, STOCKHOLDERS HAVE THE POWER TO DETERMINE IF WE WILL GROW OR FAIL. Without having the candor to admit it, the opposition is saying "no" to growth and proposing immediate, drastic cuts to compensation that, if enacted, will inevitably drive away key personnel and diminish the value of our existing business.

     Since Steel Partners began its attacks on the company, we have been forced to spend a great deal of time and energy with clients, employees and potential employees, trying to give them some hope that the company they have selected or are considering will be there for them. While we have needed a senior executive to strengthen our management team and increase our profits, the actions by Steel Partners have made the recruitment of such a person extremely difficult. Of course, Steel has avoided addressing the consequences of its actions, and we remain gravely concerned that a group of competitors will not be focused on developing value for all stockholders and may be interested in replacing our products with theirs. WE JUST DO NOT BELIEVE THAT A NEW MANAGEMENT COULD REPLACE OUR SENIOR PORTFOLIO MANAGERS AND STILL RETAIN OUR CLIENTS. The stockholders opposing us may be skilled portfolio managers with impressive track records, but the fact is that our clients have chosen our people to manage their money in a particular style. If they wanted Mr. Lichtenstein or Mr. Cannell to manage their money, they could have chosen them, and we would not at all be surprised if some of our clients do in fact have their money invested with them. But even if some of our clients have chosen Mr. Lichtenstein or Mr. Cannell to manage their money for them, it does not mean they would want them to manage a greater portion of their assets.

     We think that the portfolio managers attacking us well understand the difficulty of retaining existing client assets, so we must ask whether these portfolio managers think that they can take advantage of a possible decline in our stock price (perhaps brought on by the disruption they engender) by merging one or more of their entities into our publicly traded company. Or maybe Mr. Lichtenstein sees his investment as being hedged because BKF is a potential source of direct revenues for his management business (which is owned by him, not his investors). SEC filings disclose that Mr. Lichtenstein's management company has received significant management and consulting fees from public companies where he has become Chief Executive Officer; we think that is something stockholders ought to know.

     If you wonder where this distrust of the opposition slate comes from, please look at the quality of the arguments being used to attack us. The attack on Barton Biggs, a universally recognized expert on the asset management industry, for paying us rent for a limited period of time for space inside our offices we weren't utilizing and couldn't sublet was always a joke, which people understand when we discuss it. We are being attacked for paying a relatively low amount of fees to Peter Solomon's investment banking organization while these same attackers simultaneously criticize us for not pursuing strategic alternative to realize shareholder value.

     With respect to the attacks on my children, I must say they reveal much about the nature of the opposition but disclose absolutely nothing improper. Much has been said about the compensation paid to my son Henry, but I just ask that stockholders evaluate him as one of two senior portfolio managers for event-driven strategies that have generated a very significant portion of our firm's revenues and free cash flow over the years. The strategies have long, established track records and importantly have attracted investors that later invested in other firm strategies. He is paid on the basis of the profitability to the firm of the strategies he manages, which is exactly how our hedge fund manager critics pay themselves. While I understand that being part of a public company must necessarily reduce the cash compensation he can earn, I don't understand why being rewarded based on the profitability of the accounts he manages is no longer a valid way of looking at things, especially when he must perform many of the same client servicing, marketing and personnel management functions that his counterparts at privately held firms perform.

     My daughter, Jennifer Levin Carter, has a distinguished academic record, having become a member of Phi Beta Kappa in her junior year at Yale, and having graduated from there with distinction in molecular biophysics and biochemistry, from Harvard Medical School and from the Harvard School of Public Health. She has provided valuable research to our investment professionals on biotech and other companies within her area of expertise, and is viewed as a substantive plus by all who interact with her. She is paid consulting fees at an hourly rate, and in all likelihood is receiving less than she otherwise would because of sensitivity to public perception.

     With respect to the "losses" being generated by our business, I only ask that investors look at our business as any reasonably sophisticated investor should -- and you can be sure that the portfolio managers attacking us are sophisticated investors. Steel Partners has repeatedly stated that it does not understand how we lose money, and in the Cannell letter, the author makes the point that our business has generated over $62 million in losses since 2000. Both Mr. Lichtenstein and Mr. Cannell conveniently forget to note that the company has recorded over $91 million in expenses over that same period relating to the amortization of intangibles arising from the 1996 transaction involving our money management business and a closed-end fund. In other words, the "losses" just do not reflect the way in which our business has been managed, and they obscure the cash flow actually being generated. We understand shareholders who make inquiries as to why our cash flow is not higher, but attacks on our "losses" by sophisticated money managers betray their tendency to obscure the relevant facts to achieve their aims.

     Once again: What's going on? Is BKF now in a terrible predicament because Steel Partners is looking past the potential value destruction in our particular situation in order to burnish its "activist" credentials, intimidate existing and future targets and thereby enhance its overall portfolio returns? If Steel wants to claim credit for our corporate governance reforms, then it has already done all it can. If Steel wants to force through a compensation program that drives out key personnel, then what is the real business strategy? After having brought our money management business public in a transaction that generated significant value for stockholders by distributing approximately $700 million in assets, I am particularly pained as I watch this pack of hedge funds, pretending to be suffering and abused shareholders, continue on their destructive path, more concerned with the image that they project than with the interests of other BKF shareholders. Ever since we became a public company, we've stated that a supportive shareholder base was important to our business. I've thought that shareholders who are disappointed with management could always sell (in fact our stock has done exceedingly well), and those who have constructive proposals or valid criticisms could always make them. I can accept and understand criticism, but I don't understand attacks that so clearly destroy value.

     At this point, I expect you might be wondering what is motivating me to continue to fight. Indeed in the recent period, I have wrestled hard with that question. A number of my key long-term partners have pressured me to hang in there so as to not allow a small number of our shareholders to destroy the firm. Their encouragement has kept me going for now. This is a great firm with great people. We made a lot of good decisions and we made some bad ones, as have many successful investment firms. But managing a public company with hostile shareholders is not an enviable task, particularly for someone like me who is more interested in managing money than in anything else.

     One is supposed to conclude with a wonderful inspirational message of hope, but let me tell you the grim reality. I don't know what any shareholder or group of shareholders is going to say or do next. It is up to the unaligned shareholders of this company to decide what the future is. There is no middle ground. Our slate is composed of outstanding individuals. Burt Malkiel is just the kind of director shareholders should want. He is a former member of the Council of Economic Advisors, a long-standing full professor of Economics at Princeton and a trustee of various Vanguard funds. Bart Goodwin is a quality investor in private equity companies. Both of these gentlemen were directors of BKF before our money management firm merged into it in 1996. They are as independent as directors can be. Vote the white card.

                                          Sincerely,

                                                   /s/ JOHN A. LEVIN
                                          --------------------------------------
                                          John A. Levin
                                          Chairman and CEO
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This is one of those elections where every vote really could make a difference.
   John Levin, CEO, Glenn Aigen, CFO and Norris Nissim, General Counsel, are available to speak with you; if you would like to schedule a call, please contact Karen Walter at (212) 332-8482.

            YOUR BOARD URGES YOU TO VOTE THE WHITE PROXY CARD TODAY.

                               PLEASE VOTE TODAY

If you have any questions or need assistance in voting your WHITE proxy card, please call:

                                (MACKENZIE LOGO)

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                          proxy@mackenziepartners.com
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                                       or
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